EXHIBIT 99.2

                                                  Letter from CSW to
                                                  El Paso dated 5/23/95

   Central and South West Corporation
      1616 Woodall Rodgers Freeway
P.O. Box 660164 - Dallas, Texas 75266-0164
              214-777-1096

           FERD. C. MEYER, JR.
               Senior Vice
               President
                  and
            General Counsel
                                                  May 23, l995



Mr. Curtis L. Hoskins
President
El Paso Electric Company
303 North Oregon
El Paso, Texas 79901

Dear Mr. Hoskins:

      Pursuant to Section 9.1(b)(ii) of the Agreement and Plan of Merger among El Paso Electric Company ("EPE"), Central and South West Corporation ("CSW") and CSW Sub, Inc. ("CSW Sub") dated as of May 5, l993, as amended (the "Merger Agreement"), CSW gives written notice of material breaches of representations, warranties, covenants, and agreements of EPE under the Merger Agreement and requests that the breaches be remedied within ten (10) days after receipt of this notice.

      On September 12, 1994, CSW notified EPE of its concern over certain adverse developments, including the actions taken by the City of Las Cruces, New Mexico to condemn EPE's Las Cruces distribution system, which, if not timely and favorably resolved, constitute Material Adverse Effects that would preclude closing the proposed merger. The Termination Date under the Merger Agreement is quickly approaching, and, even though CSW expressed its concerns more than eight months ago, EPE has not remedied the Material Adverse Effects identified in the September 12, l994 letter. EPE is therefore in breach of its representations and warranties under Sections 3.6 and 8.3(b) and its covenants and agreements under Sections 5.2(o) and (p) and 6.8 of the Merger Agreement.

      Instead of undertaking to remedy the Material Adverse Effects identified in the September 12, l994 letter and directing its efforts to satisfying the closing conditions under the Merger Agreement, EPE has pursued a course of conduct to further reward its own management and to promote a stand-alone plan in lieu of the proposed merger. In so doing, EPE committed other breaches of the Merger Agreement.

      EPE's recent filing in Bankruptcy Court only serves to confirm EPE's determination to take any action necessary to effect a stand-alone plan even if those actions adversely affect satisfaction of the closing conditions under the Merger Agreement. EPE's action seeking to enjoin the PUCT caused the PUCT to postpone indefinitely its consideration of the merits of Docket No. 12700,





 Central Power and Light Company - Public Service Company of
       Oklahoma - Southwestern Electric Power Company
 West Texas Utilities Company - Transok, Inc. - Central and
                  South West Services, Inc.


Mr. Curtis L. Hoskins
May 23, l995
Page 2





thereby severely jeopardizing the prospects of timely and favorable action by the PUCT. Although EPE's filings unquestionably affected consummation of the transactions contemplated by the Merger Agreement, EPE did not even give CSW the opportunity to see, let alone comment on, the pleadings before EPE filed them in the Bankruptcy Court. In pursuit of a stand-alone plan, EPE has breached its agreements and covenants under Sections 5.2(o), 6.8, and 7.1 of the Merger Agreement.

      Instead of fulfilling its obligations under the Merger Agreement, EPE has been actively promoting an alternative stand-alone reorganization plan. In breach of Sections 5.3(b) and 6.8 of the Merger Agreement, EPE has participated in discussions with and has otherwise assisted, facilitated, and encouraged other persons, including representatives of EPE's creditors and shareholders, in connection with possible proposals regarding reorganization of EPE. In addition, considerable sums have been expended by EPE in its pursuit of a stand-alone proposal, diminishing EPE's value to CSW.

      Further,  CSW  has  only recently discovered  that  on
September 14, 1994 EPE granted 840,395 stock options to Messrs. Wiggs, Hoskins, Rodriguez, Gibson, and Hedrick, as well as certain other members of EPE's senior management, in breach of Sections 5.2(g) and 5.2(m) of the Merger Agreement. As stated in the Compensation/Benefits Committee Report on Executive Compensation contained in EPE's 1995 proxy statement, these options were not issued consistent with EPE's prior practice. Rather, the criteria employed under EPE's prior practice were deliberately abandoned, and the options were issued to ensure the services of executive officers and senior management in pursuing EPE's alternative plan of reorganization.

     CSW gives EPE written notice of these material breaches pursuant to Section 9.1(b)(ii) of the Merger Agreement and requests that they be remedied within ten days of receipt of this notice. CSW continues to use its best efforts to fulfill its obligations under the Merger Agreement. EPE's failure to remedy its breaches will be among the factors CSW considers in deciding what action to take on or after the Termination Date.

                                   Yours truly,


                                   Ferd. C. Meyer, Jr.






FCM/ml

cc:  Allen P. Miller, P.C.
     Mr. Eduardo Rodriguez